Exhibit 1.7

Dear Shareholder:

The Board of Directors and management of Noront Resources Ltd. cordially invite you to attend the Company’s 2009 Annual and Special Meeting of Shareholders. The meeting will take place at The TSX Gallery, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada, at 4:00 p.m. (Toronto time) on Thursday, October 15, 2009.

In connection with this meeting, you will find enclosed the Company’s annual financial statements and management’s discussion and analysis for the year ended April 30, 2009, as well as the notice of meeting, management proxy circular and form of proxy for the meeting.

It is important that all shareholders be represented at the meeting. Therefore, please take a moment to complete, date and sign the enclosed form of proxy, and return it as instructed, or follow the instructions included with the form of proxy to vote by telephone or over the Internet.

Please refer to our annual report, included in this package for detailed comments regarding the Company’s business.

We look forward to seeing you at the meeting.

Yours truly,

Wesley (Wes) C. Hanson
President & Chief Executive Officer

Notice of Annual and Special Meeting of Shareholders

Notice is hereby given that the Annual and Special Meeting of Shareholders of Noront Resources Ltd. (“Noront” or the “Company”) will be held at The TSX Gallery, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada, at 4:00 p.m. (Toronto time) on Thursday, October 15, 2009 (the “Meeting”), for the following purposes:

1.	to receive the consolidated financial statements of Noront Resources Ltd. prepared in accordance with Canadian generally accepted accounting principles for the fiscal year ended April 30, 2009 and the Auditors’ Report thereon;

2.	to consider and, if deemed advisable, to fix the number of directors to be elected at the meeting at eight (8);

3.	to elect directors;

4.	to appoint auditors;

5.	to consider and, if thought advisable, to approve by ordinary resolution certain amendments to the Noront Stock Option Plan, as such amendments are described in the management information circular of the Company accompanying and forming part of this Notice; and

6.	to transact such further or other business as may properly come before the meeting or any adjournment or adjournments thereof.

A management proxy circular (the “Circular”) providing additional information relating to the matters to be dealt with at the Meeting and a form of proxy (the “Form of Proxy”) prepared in respect of the Meeting accompany this notice.

In order to be represented by proxy at the Meeting, registered shareholders of the Company must complete, date and sign the Form of Proxy, or other appropriate form of proxy and, in either case, (i) deliver the completed proxy to the Company’s transfer agent, Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 in the addressed prepaid envelope enclosed; or (ii) submit the completed proxy to Computershare Investor Services Inc., facsimile number (416) 263-9524 or 1-866-249-7775 by no later than 4:00 p.m. on Tuesday, October 13, 2009 or, if such meeting is adjourned, at the latest 48 hours prior to the adjourned meeting, excluding Saturdays, Sundays and statutory holidays. Registered shareholders of the Company may also vote by telephone or over the Internet. Instructions on how to vote by telephone or over the Internet are provided in the Circular and Form of Proxy. Non-registered shareholders of the Company should follow the instructions on how to complete their voting instruction form or form of proxy and vote their shares on the forms that they receive or contact their broker, trustee, financial institution or other nominee for Instructions.

Toronto, Ontario, September 9, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

Joanne C. Jobin
Corporate Secretary

MANAGEMENT PROXY CIRCULAR

TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS	1
MANAGEMENT PROXY CIRCULAR	1
SOLICITATION OF PROXIES	1
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	1
VOTING INFORMATION	2
REVOCATION OF PROXIES	5
EFFECTIVE DATE	5
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	5
PARTICULARS OF MATTERS TO BE ACTED UPON	5
OTHER MATTERS	11
ADDITIONAL INFORMATION	11
EXECUTIVE COMPENSATION	11
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	18
INDEBTEDNESS OF OFFICERS AND DIRECTORS	18
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS	18
AUDIT COMMITTEE AND RELATIONSHIP WITH AUDITORS	18
CORPORATE GOVERNANCE	19
APPROVAL OF DIRECTORS	21
APPENDIX “A”	A-1
APPENDIX “B”	B-1

INFORMATION CIRCULAR

MANAGEMENT SOLICITATION

FORWARD LOOKING STATEMENTS

This management information circular includes certain “forward-looking statements” within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical facts, included in this management information circular that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of the Company’s businesses, operations, plans and other such matters are forward-looking statements.

When used in this management information circular, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Examples of such forward looking statements include statements regarding results and expectations for 2008 and future time periods, including, but not limited to, availability of financing, interpretation of drill results, the geology, grade and continuity of mineral deposits and conclusions of economic evaluations, metal prices, demand for metals, currency exchange rates, cash operating margins, expenditures on property, plant and equipment, increases and decreases in exploration activity, changes in project parameters, joint venture operations, resources and anticipated grades and recovery rates and are or may be based on assumptions and/or estimates related to future economic, market and other factors and conditions.

MANAGEMENT PROXY CIRCULAR

This information circular (the “Circular”) is furnished in connection with the solicitation of proxies by and on behalf of the management (the “Management”) of Noront Resources Ltd. (“Noront” or the “Company”) for use at the Annual General and Special Meeting of Shareholders (the “Meeting”) of the Company to be held at the hour of 4:00 p.m. (Toronto Time), at The TSX Gallery, The Exchange Tower, 130 King Street West, Toronto, Ontario, on Thursday, October 15, 2009, for the purposes set out in the accompanying Notice of Meeting.

SOLICITATION OF PROXIES

The enclosed proxy is being solicited by the management of the Company. The solicitation is being made primarily by mail, but proxies may also be solicited by employees or agents of the Company, personally, in writing, by e-mail or by telephone. The entire cost of the solicitation will be borne by the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Each shareholder of record will be entitled to one (1) vote for each common share registered in the name of such shareholder.

Only the holders of record of the common shares of the Company (the “Common Shares”) at the close of business (Toronto time) on September 11, 2009 (the “Record Date”) will be entitled to receive notice of the Meeting and to vote at the Meeting.

The authorized capital of the Company presently consists of an unlimited number of Common Shares, of which 163,631,957 Common Shares are issued and outstanding as fully paid and non-assessable as of the Record Date. The Common Shares of the Company are listed on the TSX Venture Exchange (the “TSX-V”), as a Tier 2 company, under the symbol “NOT”.

To the knowledge of the directors and executive officers of the Company, as of there are no parties who beneficially own, directly or indirectly, or exercise control or direction over 10% or more of any class of securities of the Company.

VOTING INFORMATION

Voting by Proxy

Voting by proxy means that you are giving the person or people named on your form of proxy (proxyholder) the authority to vote your Common Shares for you at the Meeting or any adjournment thereof. A form of proxy (the “Form of Proxy”) is included in this package.

You can choose from three different ways to vote your shares by proxy:

1.	by mail or delivery;

2.	by telephone; or

3.	on the Internet.

A shareholder has the right to appoint a person, who need not be a shareholder, other than the persons designated in the Form of Proxy, to attend and act on behalf of the shareholder at the Meeting. Unless you appoint someone else to be your proxyholder in accordance with the instructions provided herein, the directors or officers who are named on the Form of Proxy will vote your shares for you. If you appoint someone else, he or she must be present at the Meeting to vote your shares.

If you are voting your shares by proxy, Computershare Investor Services Inc. (the “Transfer Agent”) must receive your completed form of proxy by no later than 4:00 p.m. on Tuesday, October 13, 2009 or, if the Meeting is adjourned, at the latest 48 hours prior to the adjourned meeting.

Registered and Non-Registered (or Beneficial) Shareholders

You are a registered shareholder if your name appears on your share certificate. You will receive the Form of Proxy if you are a registered shareholder.

You are a non-registered (or beneficial) shareholder if your bank, trust company, securities broker or other financial institution holds your shares for you (your nominee). If you are a non-registered (or beneficial) shareholder, you will receive a voting instruction form or form of proxy from the Company, the institution that holds your shares or their respective agents.

How to vote — registered shareholders

1.	By proxy

(a)	By mail or delivery

(i)	To vote by mail or delivery, your paper proxy must be completed, signed, dated and returned in accordance with the instructions on the Form of Proxy.

(b)	By telephone

(i)	To vote by telephone, call the toll-free number shown on the Form of Proxy. Using a touch-tone telephone to select your voting preferences, follow the instructions of the “vote voice” and refer to the directions on the Form of Proxy.

(ii)	Note that voting by telephone is not available if you wish to appoint a person as a proxy holder other than the persons named on the Form of Proxy. In such a case, your proxy should be voted by mail, delivery or the Internet.

(c)	On the Internet

(i)	To vote your proxy on the Internet, visit the website address as shown on the Form of Proxy. Follow the on-line voting instructions given on the Form of Proxy.

(d)	By appointing another person to go to the Meeting and vote your shares for you

(i)	This person does not have to be a shareholder.

(ii)	Strike the names that are printed on the Form of Proxy and write the name of the person you are appointing in the space provided. Complete your voting instructions, date and sign the Form of Proxy, and return it to the Transfer Agent as instructed.

(iii)	Make sure that the person you appoint is aware that he or she has been appointed and attends the Meeting.

(iv)	At the Meeting, the person appointed should see the scrutineers from the Transfer Agent at the registration table.

2.	In person at the Meeting

You do not need to complete or return the Form of Proxy.

You should see a representative of the Transfer Agent before entering the Meeting to register your attendance at the Meeting.

Voting in person at the Meeting will automatically cancel any proxy you completed and submitted earlier.

How to vote — non-registered (or beneficial) shareholders

These securityholder materials are being sent to both registered and non-registered owners of the Common Shares, either directly by the Company or indirectly through your nominee or your nominee’s agent.

If you are a non-registered owner of Common Shares and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of Common Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding Common Shares on your behalf. In such case, the Company (and not the intermediary holding Common Shares on your behalf) assumes responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the Form of Proxy.

If you have received these materials indirectly through your nominee or your nominee’s agent, you will receive the nominee’s form of proxy, which is substantially similar to the Form of Proxy, the sole purpose of which is to instruct the registered holder of the Common Shares (i.e. the nominee) how to vote on your behalf (the “Voting Instruction Form”).

3.	By proxy

(a)	Please contact your nominee or the Company if you did not receive a Voting Instruction Form or the Form of Proxy in this package.

(b)	In most cases, you will receive a Voting Instruction Form that allows you to provide your voting instructions by telephone, on the Internet or by mail or delivery. If you want to provide your voting instructions on the Internet, go to the website noted on your Voting Instruction Form or Form of Proxy and follow the instructions on the screen.

(c)	Some Voting Instruction Forms may be required to be completed and returned, as directed in the instructions provided; or have been pre-authorized by your nominee indicating the number of shares to be voted, which is to be completed, dated, signed and returned to the Transfer Agent by mail.

4.	In person at the Meeting

(a)	The Transfer Agent does not have access to the names or holdings of our non-registered shareholders. That means you can only vote your shares in person at the Meeting if you appoint yourself proxy holder by printing your name in the space provided on the Voting Instruction Form or Form of Proxy provided to you.

(b)	Your vote will be taken and counted at the Meeting.

(c)	Prior to the Meeting, you should see the scrutineers from the Transfer Agent at the registration table.

Completing the Form of Proxy

On any ballot that may be called for at the Meeting, the Common Shares represented by the enclosed Form of Proxy will be voted or withheld from voting in accordance with the instructions of the shareholder indicated thereon and, where a choice is specified, the Common Shares will be voted accordingly.

You can choose to vote “For”, “Against” or “Withhold”, depending on the items listed on the Form of Proxy.

When you sign the Form of Proxy, you authorize Joseph Hamilton or Wesley Hanson, who are directors and/or officers of the Company, or the individual that you have named on the Form of Proxy in accordance with the instructions provided herein, to vote or withhold from voting your shares for you at the Meeting according to your instructions on any ballot that may be called for. If you specify a choice on the Form of Proxy with respect to any matter to be acted upon at the Meeting, your shares will be voted accordingly. If you return the Form of Proxy and do not tell us how you want to vote your Common Shares, your vote will be counted: (i) FOR the ordinary resolution fixing the number of directors to be elected at eight (8); (ii) FOR the election of the nominees for director listed under “Election of Directors”; (iii) FOR the appointment of the auditors named under “Appointment of Auditors”; and (iv) FOR the ordinary resolution approving certain amendments to the Noront Stock Option Plan, as such amendments are described in this management information circular.

Your proxy holder will also vote your shares as s/he sees fit on any amendment or variation to matters identified in the Notice of Meeting or any other matter that may properly come before the Meeting. As of the date of this Circular, management is unaware of any such amendment, variation or other matter proposed or likely to come before the Meeting.

If you have appointed a person other than Joseph Hamilton or Wesley Hanson to vote your shares and you do not specify how you want your shares voted, your proxy holder will vote your shares as he or she sees fit on each item and on any other matter that may properly come before the Meeting.

If you are an individual shareholder, you or your authorized attorney must sign the Form of Proxy. If you are a corporation or other legal entity, an authorized officer or attorney must sign the Form of Proxy.

Changing your vote

You can revoke a vote you made by proxy by:

•	voting again by telephone or on the Internet by no later than 4:00 p.m. on Tuesday, October 13, 2009 or, if the Meeting is adjourned, at the latest 48 hours prior to the adjourned Meeting;

•

completing a form of proxy that is dated later than the form of proxy you are changing and mailing it or faxing it to the Transfer Agent or sending a notice to our Corporate Secretary, Joanne Jobin, Noront Resources Ltd., Suite 1000, 15 Toronto Street, Toronto, ON, M5C 2E3, so that it is received by no later than 4:00 p.m. on Tuesday, October 13, 2009 or, if the Meeting is adjourned, at the latest 48 hours prior to the adjourned Meeting;

•	giving a notice in writing to the Chairman of the Meeting, at the Meeting or any adjournment thereof. The notice can be from you or your authorized attorney.

REVOCATION OF PROXIES

You have the right to revoke your proxy at any time before it is exercised. Relevant provisions of the Business Corporations Act (Ontario) provided that you may revoke a proxy by depositing an instrument in writing, executed by yourself or by an attorney authorized in writing, at, or by transmitting, by telephonic or electronic means or any other manner permitted by law, a revocation to, the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or by depositing such instrument with the Chairperson of the Meeting on the day of the Meeting, or any adjournment thereof, or in any other manner permitted by law.

EFFECTIVE DATE

The effective date of this Circular is September 8, 2009.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the directors or executive officers of the Company, no proposed nominee for election as a director of the Company, none of the persons who have been directors or executive officers of the Company since the commencement of the Company’s last completed financial year, and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of directors and the appointment of officers except as disclosed herein.

PARTICULARS OF MATTERS TO BE ACTED UPON

Presentation of Financial Statements

The Audited Financial Statements for the fiscal years ended April 30, 2009 and April 30, 2008 and the report of the auditors thereon will be submitted to the Meeting. Receipt at the Meeting of the auditors’ report and the Company’s Financial Statements for its last completed fiscal period will not constitute approval or disapproval of any matters referred to therein. The Audited Financial Statements and the Management’s Discussion and Analysis for the years ended April 30, 2009 and April 30, 2008 have been mailed to shareholders of record and non-objecting beneficial shareholders. A copy of these financial statements can be obtained at www.sedar.com. In the alternative, upon receiving a written request to the address on the first page of this Circular, the Company will mail a copy of the financial statements to you.

Fixing the Number of Directors

The articles of the Company provide for a minimum of one (1) and a maximum of ten (10) directors. At the Meeting, the shareholders will be asked to fix the number of directors of the Company to be elected at the Meeting at eight (8).

Unless otherwise directed, the persons named in the enclosed form of proxy, if named as proxy, intend to vote FOR fixing the number of directors to be elected at the Meeting at eight (8).

Election of the Board of Directors

The board of directors of the Company presently consists of eight (8) directors. Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote for the election as directors of the Company, the eight (8) nominees of Management whose names are set forth below. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion. Each director elected will hold office until the next annual meeting or until his successor is duly elected, unless his office is earlier vacated in accordance with the by-laws of the Company.

The following table and notes thereto state the names of all the persons proposed to be nominated for election as directors, all of the positions and offices with the Company now held by them, their present principal occupations or employments and the number of shares of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by each of them as of September 8, 2009. The information as to shares beneficially owned has been furnished to the board of directors by the respective nominees.

Mr. Patrick F.N. Anderson Vancouver, B.C. Director – 2008 300,000 Options Owned or Controlled Member of the Corporate Governance Committee	Mr. Anderson is an exploration geologist, entrepreneur, and business executive with over 15 years of experience working for public and private mining and exploration companies. After graduating from the University of Toronto geology program, he moved to the jungles of southern Venezuela and worked as the resident project geologist on a successful exploration program. Since then, he has been a consulting geologist on gold, base metals and diamond projects for junior explorers, major producers and mineral industry consulting firms in South America, North America and Europe. Mr. Anderson was a Director, the President and CEO of Aurelian Resources Inc., a company of which he was one of the co-founders, prior to its takeover by Kinross Gold Corporation. Mr. Anderson currently sits on the boards of Colossus Minerals Inc., Noront Resources Ltd and U3O8 Corp Inc. He was named Mining Man of the Year by the Northern Miner in 2009 and received the Thayer Lindsley award for international discovery from the PDAC in 2008.

Mr. Darren Blasutti Toronto, ON Director – 2008 300,000 Options Owned or Controlled Member of the Audit Committee	Mr. Blasutti is Senior Vice President, Corporate Development for Barrick Gold Corporation. He has played a key role in the implementation of strategic development opportunities and multiple acquisitions. Mr. Blasutti was previously at PricewaterhouseCoopers where he planned, supervised and managed audits for a variety of clients. He is a member of the Canadian Institute of Chartered Accountants.

Mr. Alex Davidson Toronto, ON Director – 2009 300,000 Options Owned or Controlled	Mr. Davidson was formerly Executive Vice President, Exploration and Corporate Development with responsibility for Barrick Gold’s international exploration programs and corporate development activities. Mr. Davidson joined Barrick in October 1993 as Vice President, Exploration with responsibility for the Company’s expanding exploration program. He initiated Barrick’s expansion out of North America and into Latin America and beyond. Prior to joining Barrick, Mr. Davidson was Vice President, Exploration for Metall Mining Corporation. Mr. Davidson has over 25 years’ experience in designing, implementing and managing gold and base metal exploration and acquisition programs throughout the world. In April 2005, Mr. Davidson was presented the 2005 A.O. Dufresne Award by the Canadian Institute of Mining, Metallurgy and Petroleum to recognize exceptional achievement and distinguished contributions to mining exploration in Canada. In 2003, Mr. Davidson was named the Prospector of the Year by the Prospectors and Developers Association of Canada in recognition for his team’s discovery of the Lagunas Norte Project in the Alto Chicama District, Peru. He received his B.Sc. and his M.Sc. in Economic Geology from McGill University.

Mr. Joseph Hamilton Orono, ON Director – 2008 56,500 Shares Owned or Controlled 500,000 Options Owned or Controlled Member of the Audit Committee

Mr. Hamilton is a Professional Geologist with over 14 years of mineral exploration experience in addition to over seven years as a Mining Analyst in the investment industry and a further three years in mineral development.

Mr. Hamilton graduated from the University of Toronto in 1984 with a B.Sc. in Geology. In 1991, Mr. Hamilton graduated from Queen’s University with a M.Sc. (Applied) in Mineral Exploration. In 2003, Mr. Hamilton was awarded a Chartered Financial Analyst designation from the CFA Institute, and in 2004 he joined the Association of Professional Geoscientists of Ontario after qualifying as a Professional Geologist (P.Geo.).

Mr. Hamilton is currently the President of Pickax International Corporation, a private company providing services to the mining industry. Mr. Hamilton is currently the Chief Financial Officer of Malbex Resources Inc, a private company that is expected to become public in the latter half of 2009. In addition, Mr. Hamilton holds Directorships in Mirabela Nickel Limited and GA Capital Corp. He was previously the Chief Executive Officer and a Director of African Copper Plc. until June 2008.

Mr. Wesley Hanson Ancaster, ON Director – 2009 President & CEO, Noront Resources Ltd. 35,800 Shares Owned or Controlled 1,000,000 Options Owned or Controlled	Mr. Hanson was formerly Vice President Mine Development for Western Goldfields, before the recent announcement of its business combination with New Gold Inc. and he previously held the position of Vice President, Technical Services for Kinross Gold Corporation. Mr. Hanson has held several senior positions in the mining industry throughout his 25 year career, where he has been directly involved in the engineering construction and commissioning of numerous mining projects in Canada, the US, Brazil, Chile and Russia. Mr. Hanson has a Bachelor of Science, Geology from Mount Allison University in Sackville, New Brunswick, Canada.

Mr. Keith McKay Oakville, ON Director – 2008 9000 Owned or Controlled 300,000 Options Owned or Controlled Member of the Audit Committee	Mr. McKay is a Chartered Accountant with extensive experience in the mining industry, including public company reporting requirements, financing, merger and acquisition transactions. Most recently, Mr. McKay was appointed Chief Financial Officer at Andina Minerals Inc. Previously, he was Vice President and Chief Financial Officer of Aurelian Resources Ltd, Senior Vice President Financial Operations with a international engineering and project management services firm and prior to that Controller with Rio Algom Ltd.

Mr. Paul Parisotto Oakville, Ontario Director – 2008 100,000 - Shares Owned or Controlled 600,000 Options Owned or Controlled Member of the Corporate Governance Committee

Mr. Parisotto, formerly President and Chief Executive Officer of Arizona Star Resource Corp. a company which was acquired by Barrick Gold Corporation. He is currently a director of Blacksands Petroleum, Inc. which owns a 75% interest in Access Energy, a private company of which Mr. Parisotto is President and Chief Executive Officer.

Mr. Parisotto has been President of Coniston Investment Corp. from October 1999 to the present. Coniston is a private firm specializing in providing investment banking services to resource companies.

He has also been Senior Vice-President, Corporate Finance for Marleau, Lemire Securities Inc. from January 1995 to January 1998 and was Vice-President and Director, Investment Banking for HSBC Securities (Canada) Inc. from March 1998 to June 1999. He was also director of Nevada Pacific Gold Ltd., a public company acquired by US Gold Inc. .

Prior to these current responsibilities, Mr. Parisotto was Manager, Original Listings at The Toronto Stock Exchange from 1985 to 1994.

Mr. Lorie Waisberg Toronto, Ontario Director – 2008 59,000 - Shares Owned or Controlled 300,000 Options Owned or Controlled Member of the Corporate Governance Committee

Mr. Waisberg is currently a director of Chemtrade Logistics, Keystone North America, Metalex Ventures, Primary Energy Recycling Corporation and Tembec. Prior to retirement, he served as Executive Vice President of Co-Steel Inc. Mr. Waisberg has served on the board of approximately 15 Canadian public companies over the last ten years. For 30 years he practiced with and was a senior business law partner at Goodmans LLP.

Mr. Waisberg was a director of McWatters Mining Inc. (“MWA”) from September 1997 to August 2004. MWA initiated insolvency proceedings in 2001 and 2004. Canadian securities regulators issued cease trade orders by reason of MWA’s failure to file required financial statements. The orders have since been revoked.

Appointment of Auditor

Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote FOR the appointment of MSCM LLP, Chartered Accountants, of Toronto, Ontario, as auditors of the Company, to hold office until the next annual meeting of shareholders and to authorize the directors of the Company to fix the auditors’ remuneration. MSCM LLP have been the auditors of the Company since 1996.

On the representations of the said auditors, neither that firm nor any of its partners has any direct financial interest nor any material indirect financial interest in the Company or any of its subsidiaries nor has had any connection during the past three years with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

The shareholders are urged by Management to appoint MSCM LLP, Chartered Accountants, as the Company’s auditors and to authorize the board of directors to fix their remuneration.

Amendment to Stock Option Plan

The Company’s stock option plan (the “Plan”) was established on October 30, 2007. The Board shall, from time to time and in its sole discretion, determine the eligibility of those directors, employees and other persons who provide ongoing services to the Company, who are eligible to participate under the Plan. The Board believes that stock options provide an effective tool for the Company to enable it to attract and retain key personnel in the face of competition from larger companies.

The Plan, is a “rolling” stock option plan such that the maximum number of shares that may be reserved for issuance under the Plan is be 10% of the Company’s issued and outstanding shares at the time of the grant. 10% of the number of shares of the Company issued and outstanding as of the date of this Circular is equal to 16,363,196 common shares.

The material terms of the Plan are as follows:

1.	In no case may the issuance of shares under the Plan and any other share compensation arrangement of the Company result in:

(a)	the number of shares reserved for issuance pursuant to options granted:

(i)	to any one person exceeding 5% of the Company’s issued and outstanding share capital;

(b)	the number of shares issued within a one year period:

(i)	to insiders exceeding 10% of the Company’s issued and outstanding share capital;

(ii)	to any optionee exceeding 5% of the Company’s issued and outstanding share capital; or

(iii)	to any consultant exceeding 2% of the Company’s issued and outstanding share capital.

2.	The exercise price of any option issued under the Plan shall not be less than the market value of the Company’s shares as of the date of the grant, less the allowable discount by the TSX-V.

(a)	providing that an option expires on a specified date after the option holder ceases to be a director or employee of the Company or ceases to provide services to the Company;

(b)	providing that a portion or portions of an option vest after certain periods of time or expire after certain periods of time; and

(c)	providing that an option be exercisable immediately, in full, notwithstanding that it has vesting provisions, upon the occurrence of certain events, such as a friendly or hostile takeover bid for the Company.

3.	The expiry date of an option under the Plan shall be the date so fixed by the Board on the date of the grant, provided such expiry date shall be no later than the fifth anniversary of the date of the grant.

4.	Options issued under the Plan expire 3 months after the date the optionee ceases to be an employee, director or officer of the Company, for any cause other than death. Options issued under the Plan expire one year after the date of the optionee’s death, during which period any options may be exercised on by the optionee’s legal representative.

5.	The Plan provides that the Board has the discretion to deem that an option be exercisable immediately, in full, notwithstanding that it has vesting provisions, upon the occurrence of certain events, such as a friendly or hostile takeover bid for the Company.

6.	Options issued under the Plan may not be assigned or transferred.

On September 8, 2009, the Board passed a resolution approving certain amendments (the “Amendments” to the Plan (the “Amended Plan”), subject to shareholder and regulatory approval. The Amendments provide for all options issued under the Plan shall immediately vest upon a Change of Control (as defined in the Plan).

A copy of the Amended Plan is attached hereto as Appendix ‘B’.

Adoption of the Amended Plan is subject to the prior approval of the TSX-V.

At the Meeting, the shareholders will be asked to consider and, if thought fit, approve a resolution to approve the Amended Plan, the text of which is as follows:

NOW THEREFORE BE IT RESOLVED THAT:

1.	the Plan and the Amendments to the Plan be and are hereby approved, confirmed and ratified; and

2.	any one director or officer of the Company be and is hereby authorized and directed to execute and deliver on behalf of the Company all such documents and instruments and to do all such other acts and things as in his or her opinion may be necessary or desirable in connection with the foregoing.

INSIDERS TO WHOM SHARES MAY BE ISSUED UNDER THE AMENDED PLAN, AND THEIR RESPECTIVE ASSOCIATES AND AFFILIATES, WILL ABSTAIN FROM VOTING ON THE FOREGOING RESOLUTION, THE APPROVAL OF A MAJORITY OF DISINTERESTED SHAREHOLDER OF THE CORPORATION IS THEREFORE SOUGHT.

A total of 3,203,890 shares of the Company will be excluded from the shareholder vote with respect to the Amended Plan.

Unless otherwise directed, the persons named in the enclosed form of proxy, if named as proxy, intend to vote FOR the resolution approving certain amendments to the Plan, as such amendments are described in this circular.

OTHER MATTERS

The information contained herein is given as of September 8, 2009, except where indicated. Management of the Company knows of no amendment of the matters referred to in the Notice of Meeting. However, if any amendment, variation or other business should properly be brought before the Meeting, the accompanying Form of Proxy confers discretionary authority upon the persons named therein to vote upon any amendment or variation of the matters referred to in such notice or on such other business in accordance with their best judgment.

ADDITIONAL INFORMATION

Financial information is provided in the Company’s annual audited financial statements and any interim financial statements submitted subsequent to the filing of the most recent annual financial statements and the Management’s Discussion and Analysis (“MD&A”) included in those statements. Copies of the Company’s financial statements and related MD&A are available upon request from the Company’s Corporate Secretary as well as on the Company’s website. Additional information relating to the Company is also available on SEDAR at www.sedar.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes and explains the significant elements of the Company’s compensation programs, with particular emphasis on the process for determining compensation payable to the Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer), at the end of the most recently completed financial year (collectively, the “Named Executive Officers”).

Objectives of Compensation Programs

The objectives of the Company’s compensation programs are to attract, retain and motivate highly qualified executive officers who will drive the success of the Company, while at the same time promoting a greater alignment of interests between such executive officers and the Company’s shareholders. The Company’s compensation programs are designed to recruit and retain key individuals and reward individual and company performance with compensation that has long-term growth potential, while recognizing that the executives work as a team to achieve corporate results.

Elements of Compensation

Compensation is comprised of three main components: base salary, annual bonus incentive and stock options.

The Compensation Committee annually reviews each component and relevant competitive factors and makes recommendations based on corporate and individual performance, taking into account leadership abilities, retention risk and succession plans.

1. Base Salaries - The primary element of the Company’s compensation program is base salary. The Company’s view is that a competitive base salary is a necessary element for retaining qualified executive officers. The amount payable to an executive officer as base salary is determined primarily by the number of years of experience, survey data and internal position comparisons, and, if available, comparisons to the base salaries offered by other companies in the same geographic location or in similar businesses and for comparable positions at other companies where the Company competes for talent based on available market data.

2. Annual Bonus or Short Term Incentives - Along with the establishment of competitive base salaries and long-term incentives, one of the objectives of the executive compensation strategy is to encourage and recognize strong levels of performance by linking achievement of specific goals with variable cash compensation in the form of annual bonus or short term incentive awards. Target bonus awards range from 30% to 100% of base salary for the executive group.

3. Stock Options - Grant ranges had been established independently each time grants of stock options were made to provide competitive long-term incentive value, with significant recognition of contribution and potential of the individual. The options have a five-year term and an exercise price equal to market price at the time of grant. The periodic award of options under the Stock Option Plan is determined by the Board of Directors, is discretionary and takes into account previous option awards.

Summary Compensation Table

The following table (presented in accordance with National Instrument Form 51-102F6 – “From 51-102F6”) sets forth all direct and indirect compensation provided to the Company’s Named Executive Officers, for the fiscal year ended April 30, 2009. The Named Executive Officers are:

NEO Name and Principal Position	Year	Salary ($)	Share- Based Awards ($)	Option- Based Awards ($)	Non-Equity Incentive Plan Compensation ($)		Pension Value ($)	All Other Compensation ($) (1)	Total Compensation ($)
					Annual Incentive Plans ($)	Long- term Incentive Plans ($)
Richard Nemis, CEO(2)	2009	170,049	—	1,655,000	—	—	—	725,039	2,550,088
Kevin Feeney, CFO(3)	2009	107,966	—	1,158,500	—	—	—	250,000	1,516,466
Gregory Rieveley, CFO(4)	2009	1,808	—	—	—	—	—	—	1,808
John Harvey, COO	2009	295,347	—	827,500	—	—	—	—	1,122,847
Neil Novak, VP Corporate and Aboriginal Affairs	2009	197,834	—	463,400	—	—	—	—	661,234
Carmen Diges, VP Legal(5)	2009	145,000	—	1,158,500	—	—	—	250,000	1,553,5000

(1)	Includes severance payments.

(2)	Richard Nemis ceased being CEO effective October 28, 2008.
(3)	Kevin Feeney ceased being CFO effective December 3, 2008. Mr. Feeney’s options expired unexercised at fiscal year end.
(4)	Gregory Rieveley became CFO effective April 27, 2009.
(5)	Carmen Diges ceased being VP Legal effective December 31, 2008.

Employment/Consulting Agreements of NEOs

Richard Nemis’ target bonus was 30% of his base salary for the year in which the bonus is earned. His employment agreement provided that if his employment is terminated without just cause he will be entitled to a payment equal to two times his then current salary or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive: (a) a payment equal to two times his then current annual salary; (b) an amount equal to two times his target bonus in the termination year.

Kevin Feeney’s target bonus was 30% of his base salary for the year in which the bonus is earned. His employment agreement provided that if his employment is terminated without just cause he will be entitled to a payment equal to his then current salary or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive: (a) a payment equal to one times his then current annual salary; (b) an amount equal to his target bonus for the year of termination. If Mr. Feeney completes six or more months of continuous service his employment agreement provides that if his employment is terminated without just cause he will be entitled to a payment equal to two times his then current salary or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive: (a) a payment equal to two times his then current annual salary; (b) an amount equal to two time his target bonus for the year of termination.

Gregory Rieveley’s target bonus is 40% of his base salary for the year in which the bonus is earned. His employment agreement provides that if his employment is terminated without just cause he will be entitled to a payment equal to his then current salary prorated over six months or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive a payment equal his then current salary and target bonus prorated over six months.

John Harvey’s target bonus was 30% of his base salary for the year in which the bonus is earned. His employment agreement provides that if his employment is terminated without just cause he will be entitled to a payment equal to two times his then current salary or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive: (a) a payment equal to two times his then current annual salary; (b) an amount equal to two times his target bonus in the termination year.

Neil Novak’s target bonus was 30% of his base salary for the year in which the bonus is earned. His employment agreement provides that if his employment is terminated without just cause he will be entitled to a payment equal to two times his then current salary or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive: (a) a payment equal to two times his then current annual salary; (b) an amount equal to two times his target bonus in the termination year.

Carmen Diges’s target bonus was 30% of her base salary for the year in which the bonus is earned. Her employment agreement provided that if her employment is terminated without just cause she will be entitled to a payment equal to her then current salary or if she elects to terminate the agreement within six months of a change in control, she will be entitled to receive: (a) a payment equal to one times her then current annual salary; (b) an amount equal to her target bonus for the year of termination. If Ms. Diges completes six or more months of continuous service her employment agreement provides that if her employment is terminated without just cause she will be entitled to a payment equal to two times her then current salary or if she elects to terminate the agreement within six months of a change in control, she will be entitled to receive: (a) a payment equal to two times her then current annual salary; (b) an amount equal to two time her target bonus for the year of termination.

Wesley Hanson’s target bonus is up to 100% of his base salary for the year in which the bonus is earned and it is payable in cash, shares or options at the discretion of the board. His employment agreement provides that if his employment is terminated without just cause he will be entitled to a payment equal to one times his then current salary. If the Company gives Notice of Termination pursuant to a change of control or if he gives Notice of Termination pursuant to a change of control within twenty-four months of the change in control, he will be entitled to receive a payment equal one times his then current salary and target bonus.

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth information concerning all awards outstanding under incentive plans of the Company at the end of the most recently completed financial year, including awards granted before the more recently completed financial year, to each of the Named Executive Officers:

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In- the-Money Options(1) ($)	Number of Shares or Units of Shares That Have Not Vested (#)	Market or Payout Value of Share- Based Awards That Have Not Vested ($)
Richard Nemis, CEO	300,000 100,000 500,000	0.75 5.13 3.90	Dec 8, 2011 Nov 7, 2012 Jun 10, 2013	33,000 — —	— — —	— — —
Kevin Feeney, CFO	—	—	N/A	—	—	—
Gregory Rieveley, CFO	—	—	N/A	—	—	—
John Harvey, COO	200,000 200,000 250,000	0.15 5.13 3.90	Aug 26, 2009 Nov 7, 2012 June 10, 2013	142,000 — —	200,000 — —	142,000 — —
Neil Novak VP Corporate and Aboriginal Affairs	100,000 140,000	5.13 3.90	Nov 7, 2012 Jun 10, 2013	— —	— —	— —
Carmen Diges, VP Legal	25,000 350,000	0.75 3.90	Dec 8, 2011 June 10, 2013	2,750 —	— —	— —

(1)	This amount is calculated based on the difference between the market value of the securities underlying the options at the end of the most recently completed financial year, which is $0.86, and the exercise or base price of the option.

Incentive Plan Awards – Value Vested or Earned During The Year

The following table sets out the value of all stock options that vested during the financial year ended April 30, 2009 for each of the Named Executive Officers for the option-based awards during the financial year ended April 30, 2009. There were no share-based awards or non-equity incentive plan compensation amounts:

NEO Name	Value on Date Vested (1) ($)
Richard Nemis	—
Neil Novak	—
John Harvey	—
Carmen Diges	—

(1)	The value of unexercised in-the-money options on date vested is based on the number of options that became vested on the applicable date and is calculated on the difference between the market value of the common shares on the TSX-V as at the date of vesting and the exercise price of the option.

Pension Plan Benefits

The Company does not have any form of pension plan that provides for payments or benefits to the Named Executive Officers at, following, or in connection with retirement. The Company does not have any form of deferred compensation plan.

Termination and Change of Control Benefits

Except as disclosed above under “Employment/Consulting Agreements of NEOs”, the Company and its subsidiaries have no contracts, agreements, plans or arrangements that provide for payments to a Named Executive Officer at, following, or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, change in control of the Company, or change in a Named Executive Officer’s responsibilities.

Director Compensation

Director Compensation Table

The Company’s policy with respect to directors’ compensation was developed by the Corporate Governance Committee with reference to comparative data. The directors’ compensation, currently payable in four equal quarterly installments, for Fiscal 2009 was as follows:

•	Cash retainer of $30,000

•	Annual Chairman’s retainer for Audit Committee of $10,000

•	Annual Chairman’s retainer for Corporate Governance and Compensation Committees of $10,000

•	Meeting fees of $750 for Board and Committee meetings

•	Reimbursement of meeting expenses

The following table sets forth all amounts of compensation provided to the directors, who are each not also a Named Executive Officer, for the Company’s most recently completed financial year:

Director Name(1)	Fees Earned ($)	Share- Based Awards ($)	Option- Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)(1)	Total ($)
Paul Parisotto	39,750	—	709,000	—	—	190,000	938,750
Joe Hamilton	750	—	378,000	—	—	134,000	512,750
Lorie Waisberg	31,250	—	189,000	—	—	—	220,250
Darren Blasutti	26,250	—	189,000	—	—	—	215,250
Patrick Anderson	23,250	—	189,000	—	—	—	212,250
Keith McKay	30,500	—	189,000	—	—	—	219,500
Maurice Steckel(2)	26,500	—	—	—	—	—	13,000
Douglas Blanchflower(2)	24,000	—	—	—	—	—	24,000

(1)	All other compensation includes management fees paid to Co-CEO’s for days worked based on a daily rate of $2,000 per day.
(2)	Resigned as a director as of October 28, 2008.

Incentive Plan Awards – Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth information concerning all awards outstanding under incentive plans of the Company at the end of the most recently completed financial year, including awards granted before the most recently completed financial year, to each of the Directors who are not Named Executive Officers:

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the-Money Options(1) ($)	Number of Shares or Units of Shares That Have Not Vested (#)	Market or Payout Value of Share- Based Awards That Have Not Vested ($)
Paul Parisotto	100,000 300,000 300,000	3.90 0.80 0.80	Jun 10, 2013 Nov 10, 2013 Nov 10,2013	— 18,000 18,000	— — 150,000	— — 9,000
Joe Hamilton	300,000 300,000	0.80 0.80	Nov 10, 2013 Nov 10, 2013	18,000 18,000	— 150,000	— 9,000
Lorie Waisberg	300,000	0.80	Nov 10, 2013	18,000	—	—
Darren Blasutti	300,000	0.80	Nov 10, 2013	18,000	—	—
Patrick Anderson	300,000	0.80	Nov 10, 2013	18,000	—	—
Keith McKay	300,000	0.80	Nov 10, 2013	18,000	—	—
Maurice Steckel	75,000 25,000	0.75 5.13	Dec 8, 2011 Nov 7, 2012	8,250 —	— —	— —
Douglas Blanchflower	75,000 25,000	0.75 5.13	Dec 8, 2011 Nov 7, 2012	8,250 —	— —	— —

(1)	This amount is calculated based on the difference between the market value of the securities underlying the options at the end of the most recently completed financial year, which is $0.86, and the exercise or base price of the option.

Incentive Plan Awards – Value Vested or Earned During The Year

The following table sets out the value of all stock options that vested during the financial year ended April 30, 2009 for each of the Directors for the option-based awards during the financial year ended April 30, 2009. There were no share-based awards or non-equity incentive plan compensation amounts:

Director Name	Value on Date Vested(1) ($)
Paul Parisotto	101,750
Joe Hamilton	101,750
Lorie Waisberg	93,000
Darren Blasutti	93,000
Patrick Anderson	93,000
Keith McKay	93,000
Maurice Steckel	—
Douglas Blanchflower	—

(1)	The value of unexercised in-the-money options on date vested is based on the number of options that became vested on the applicable date and is calculated on the difference between the market value of the common shares on the TSX-V as at the date of vesting and the exercise price of the option.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out information as of April 30, 2009 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)
Equity compensation plans approved by securityholders	5,505,000	$2.20	9,965,345
Equity compensation plans not approved by securityholders	Nil	Nil	Nil
Total	5,505,000	$2.20	9,965,345

INDEBTEDNESS OF OFFICERS AND DIRECTORS

No officer or director of the Company is indebted to the Company for any sum.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

No insider of the Company, no proposed nominee for election as a director of the Company, and no associate or affiliate of any of the foregoing, has any material interest, direct or indirect, in any transaction since the commencement of the Company’s last financial year or in any proposed transaction, which, in either case, has materially affected or will materially affect the Company or any of its subsidiaries, other than disclosed under the heading “Executive Compensation”.

AUDIT COMMITTEE AND RELATIONSHIP WITH AUDITORS

Multilateral Instrument 52-110 of the Canadian Securities Administrators (“MI 52-110”) requires the Company, as a Venture Issuer, to disclose annually in its information circular certain information relating to the Company’s audit committee and its relationship with the Company’s independent auditors.

The Audit Committee’s Charter

The Company’s Audit Committee is governed by its Audit Committee Charter, a copy of which is annexed hereto as Appendix “A”.

Composition of the Audit Committee

The Company’s Audit Committee is currently comprised of three (3) directors, Darren Blasutti, Joseph Hamilton and Keith McKay. On June 29, 2009, Joseph Hamilton replaced Lorie Waisberg on the Audit Committee. As defined in MI 52-110, Messrs. Blasutti and McKay are independent. Also as defined in MI 52-110, all the members of the audit committee are financially literate.

Audit Committee Oversight

Since the commencement of the Company’s most recently completed fiscal year, the Company’s board of directors has not failed to adopt a recommendation of the Audit Committee to nominate or compensate an external auditor.

Relevant Education and Experience

For the relevant education and experience of each of the members of the Company’s Audit Committee, please see the biographical summary of each of Messrs. Blasutti, Hamilton and McKay under the heading “Election of the Board of Directors”.

Reliance on Certain Exemptions

Since the effective date of MI 52-110, the Company has not relied on the exemptions contained in sections 2.4 or 8 of MI 52-110. Section 2.4 provides an exemption from the requirement that the audit committee must pre-approve all non-audit services to be provided by the auditors, where the total amount of fees related to the non-audit services are not expected to exceed 5% of the total fees payable to the auditors in the fiscal year in which the non-audit services were provided. Section 8 permits a company to apply to a securities regulatory authority for an exemption from the requirements of MI 52-110, in whole or in part.

Pre Approval Policies and Procedures

The Committee has not adopted specific policies and procedures for the engagement of non-audit services. The Committee will review the engagement of non-audit services as required.

External Auditors Service Fees (By Category)

The fees paid to the Company’s external auditors in each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees	Audit Related Fees[1]		Tax Fees[2]	All Other Fees[3]
2009	$59,000	$	Nil	$13,010	$4,190
2008	$47,200	$	Nil	$15,900	$3,100

(1)	Fees charged for assurance and related services reasonably related to the performance of an audit, and not included under Audit Fees.
(2)	Fees charged for tax compliance, tax advice and tax planning services.
(3)	Fees for services other than disclosed in any other column.

Exemption

The Company is relying upon the exemption in section 6.1 of MI 52-110 for venture issuers which allows for an exemption from Parts 3 (Composition of the Audit Committee) and 5 (Reporting Obligations) of MI 52-110 and allows for the short form of disclosure of audit committee procedures set out in Form 52-110F2.

CORPORATE GOVERNANCE

Effective June 30, 2006, the securities regulatory authorities in Canada adopted national Instrument 58-101-Disclosure of Corporate Governance Practices (“NI-58-101”) and National Policy 58-201 Corporate Governance Guidelines (“NP-58-201”). NP-58-201 contains a series of guidelines for effective corporate governance. The guidelines deal with such matters as the constitution and independence of corporate boards, their functions, the experience and education of board members and other items dealing with sound corporate governance.

Noront considers good corporate governance to be central to the effective and efficient operation of its business and is committed to implementing high standards of corporate governance and reporting. The board of directors of Noront reviews and formulates policies with respect to corporate governance issues. Noront attempts, so far as is practical and reasonable, given the nature of Noront’s business and available resources, to seek to adhere to the guidelines outlined in NP 58-201.

The significant corporate growth which Noront experienced over the past year has required Noront to review its corporate governance and reporting standards. Management of Noront believes that it has made good progress over the past year in implementing new standards and practices in the corporate governance area. Improvements to Noront’s corporate governance practices which have come into effect over the past year include:

•	creation of a corporate governance committee of the board of directors

•	improved policies regarding the safeguarding of technical results from the field and including all stages of processing until receipt and public dissemination by head office

•	adoption of stringent quality assurance and quality control protocols, developed in conjunction with Noront’s independent “qualified person”, within the meaning of National Instrument 43-101

•	reviewing Noront’s internal financial controls both at head office and in the field

•	adopting as a matter of practice, the principle that a portion of each meeting of the board of directors be devoted to a meeting of non-management directors without management present

In addition, Noront can provide the following summary of its corporate governance policies:

1.	Board of Directors — The board of directors is responsible for guiding and supervising Noront’s business and its affairs. In this regard, the board reviews, approves and provides guidance on key corporate matters, including the strategic business planning process and certain operations decision such as acquisitions and dispositions, operating and capital budgets, major financings, significant policy decisions, the performance and compensation of senior management including pursuant to the Stock Option Plan, and the financial statements. The board facilitates its exercise of independent supervision over management by ensuring a majority of the directors of the Company are independent. Currently three directors being Darren Blasutti, Lorie Waisberg, Keith McKay and Patrick Anderson are independent directors of the Company. If elected, Alex Davidson would also be an independent director of the Company.

2.	Directorships — Lorie Waisberg is currently a director of Chemtrade Logistics, Keystone North America, Metalex Ventures, Primary Energy Recycling Corporation and Tembec. Patrick Anderson is currently a director of Colossus Minerals and U308 Corp. Joseph Hamilton is currently a director of Mirabela Nickel Limited and GA Capital Corp. Paul Parisotto is a director of Blacksands Petroleum., Inc.

3.	Orientation and Continuing Education — The board of directors is in the process of reviewing a Corporate Governance Policy under the guidance of the Corporate Governance Committee, one of the mandates of which will be to create an orientation program for new board members. The board of directors is establishing criteria for continuing education for directors.

4.	Ethical Business Conduct — Noront is committed to maintaining high standards of integrity and accountability in conducting its business. The directors understand their fiduciary obligations as directors of a public company and are in the process of developing a code of business conduct and ethics.

5.	Nomination of Directors — The board of directors will continue to be responsible for identifying new candidates for the board including members to fill any vacancies on the board. It will consider candidates submitted by directors, officers, employees, shareholders and others and may retain search firms for the purposes of identifying suitable candidates who meet the level of personal and professional integrity and ability it deems appropriate for directors of the Company.

6.	Compensation — The entire board of directors will continue to review the compensation of directors and officers including the granting of stock options. Compensation will be determined with reference, in part, to compensation of officers and directors in similar industries performing similar functions.

7.	Other Board Committees — Currently the board has established a Corporate Governance Committee along with its Audit Committee and Compensation Committee.

8.	Assessments — The Corporate Governance Committee is in the process of conducting an audit of the corporate governance practices of Noront and establishing procedures to ensure that the board, its committees, and its individual directors are performing effectively.

APPROVAL OF DIRECTORS

The Circular and the mailing of same to shareholders has been approved by the board of directors of the Company.

DATED the 8th day of September, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

Wesley (Wes) C. Hanson
President and Chief Executive Officer

APPENDIX “A”

AUDIT COMMITTEE CHARTER

I.	Purpose

The Audit Committee (the “Committee”) shall provide assistance to the Board of Directors in fulfilling its financial reporting and oversight responsibilities to the shareholders of Noront and the investment community. The Audit Committee’s primary duties and responsibilities are to:

•	Oversee

(i)	The integrity of Noront’s financial statements;

(ii)	Noront’s compliance with legal and regulatory requirements regarding financial disclosure; and

(iii)	The independent auditors qualifications and independence.

•	Serve as an independent and objective party to monitor Noront’s financial reporting processes and internal control systems.

•	Review and appraise the audit activities of Noront’s independent auditors.

•	Annually evaluate the performance of the Audit Committee in light of the requirements of its Charter

•

Provide open lines of communication among the independent auditors, financial and senior management and the Board of Directors for financial reporting and control matters. The Audit Committee will meet, periodically, with management and the independent auditors.

The primary responsibility of the Committee is to oversee Noront’s financial reporting process on behalf of the Board of Directors and to report the results of its activities to the Board of Directors. While the Committee has the responsibilities and powers provided in this Charter, it is the responsibility of the Committee, to plan and conduct audits and to prepare and determine that Noront’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. It is also the responsibility of management to establish, document, maintain and review systems of internal control and maintain the appropriate accounting and financial reporting principles and policies designed to assure compliance with accounting standards and applicable laws. Absent knowledge to the contrary (the details of which shall be promptly reported to the Board of Directors), each member of the Committee is entitled to rely on the accuracy of the financial and other information provided to the Committee by management and the external auditors and any representations made by management or the external auditors as to any non-audit services provided to Noront or any of its subsidiaries.

II.	Composition

The Audit Committee shall be comprised of at least three directors, a majority of which shall be an “independent director” as defined by applicable laws, including the requirements of National Instrument 52-110 of the Canadian Securities Administrators (“NI 52-110”), as such rules are revised, updated or replaced from time to time. A copy of such requirements is reproduced in Schedule “A” attached hereto.

All members shall, to the satisfaction of the Board of Directors, be “financially literate”, and at least one member shall have accounting or related financial management expertise to qualify as a “financial expert” as defined by applicable laws, including the requirements of NI 52-110, as revised, updated or replaced from time to time. A copy of such requirements reproduced in Schedule “A” attached hereto.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee, and this determination is disclosed in the annual management information circular.

The committee members will be appointed by the Board of Directors annually at the first meeting of the Board of Directors following the annual and general meeting of shareholders.

The Board of Directors may remove a member of the Committee at any time in its sole discretion by resolution of the Board of Directors. Unless a Chair of the Committee is appointed by the full Board of Directors, the members of the Committee may designate a Chair of the Committee by majority vote of the full membership of the Committee.

III.	Responsibilities and Powers

Responsibilities and powers of the Audit Committee include;

•	Annually reviewing and recommending revisions to the Charter, as necessary, for consideration by the Board of Directors.

•	Reviewing disclosure respecting the activities of the Audit Committee included in Noront’s annual filings.

•

Subject to the powers of the Board of Directors and the shareholders under Noront’s articles and by-laws and under the Business Corporations Act (Ontario), the Audit Committee is responsible for the selection, appointment, oversight, evaluation, compensation, retention and, if necessary, the replacement of the independent auditors who prepare or issue an auditors’ report or perform other audit, review or attest services for Noront.

•

Overseeing procedures relating to the receipt, retention and treatment of complaints received by Noront regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of the listed issuer of concerns regarding the questionable accounting of auditing matters, pursuant to Noront’s whistleblower policy, or otherwise.

•	Approving the appropriate audit engagement fees and the funding for payment of the independent auditors’ compensation and any advisors retained by the Audit Committee.

•

Requiring that the auditors report directly to the Audit Committee and be accountable to the Board and the Audit Committee, as representatives of the shareholders to whom the auditors are ultimately responsible.

•

Reviewing the independence of the auditors, which will require receipt fro the auditors of a formal written statement delineating all relationships between the auditors and Noront and any other factors that might affect the independence of the auditors and the basis for these conclusions.

•

Requiring the external auditors to provide the Committee with all reports which the external auditors are required to provide to the Committee or the Board of Directors under rules, policies or practices of professional or regulatory bodies applicable to external auditors.

•	Prohibiting the independent auditors from providing the following non-audit services and determining which other non-audit services the independent auditors are prohibited from providing;

•	Bookkeeping or other services related to the accounting records or financial statements of Noront;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker or dealer, investment adviser or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other services which the Public Company Accounting Oversight Board determines to be impermissible.

•	Approving any permissible non-audit engagements of the independent auditors in accordance with applicable laws.

•

Obtaining from the independent auditors in connection with any audit a timely report relating to the Noront’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any “management” letter or schedule of unadjusted differences.

•	Meeting with the auditors and financial management of Noront to review the scope of the proposed audit for the current year, and the audit procedures to be used.

•	Reviewing with management and the independent auditors:

•

Noront’s annual and interim financial statements and related notes, management’s discussion and analysis, earnings releases and the annual information form, for the purpose of recommending approval by the Board of Directors prior to being released or filed with regulators, and:

•	reviewing with management, significant judgments affecting the financial statements, including any disagreements between the external auditors and management

•	discussing among the members of the Committee, without management or the independent auditors present, the information disclosed to the Committee

•	receiving the assurance of both financial management and the independent auditors that Noront’s financial statements are fairly presented in conformity with Canadian GAAP in all material respects

•	discussing with management the use of “pro forma” or “non GAAP information” in Noront’s continuous disclosure documents.

•

discussing with management and counsel any matter, including any litigation, claim or other contingency (including tax assessments) that could have a material effect on the financial position or operating results of Noront and the manner in which any such matter has been described in the financial statements.

•	Reviewing the effect of any regulatory and accounting initiatives, including any off balance sheet structures, on Noront’s financial statements.

•

The financial reporting of any transactions between Noront and any officer, director or other “related party” (including any significant shareholder) or any entity in which any person has a financial interest and any potential conflicts of interest.

•	Any significant changes in the independent auditors’ audit plan.

•	Other matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards.

•	Reviewing the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on Noront’s financial statements.

•	Reviewing the financial reporting

•	With respect to the internal auditing department

(i)	Reviewing the appointment and replacement of the director of the internal auditing department;

(ii)	Advising the director of the internal auditing department that he or she is expected to provide to the Audit Committee copies of significant reports to management prepared by the internal auditing department and management’s responses thereto; and

(iii)	Considering if the internal auditing department has the resources needed to carry out its responsibilities.

•	With respect to accounting principles and policies, financial reporting and internal control over financial reporting;

•

To advise management, the internal auditing department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant issues and practices relating to accounting principles and policies, financial reporting and internal control over financial reporting;

•

To consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the independent auditors, including reports and communications related to:

•	Deficiencies, including significant deficiencies or material weaknesses, in internal control identified during the audit or other matters relating to internal control over financial reporting;

•	Consideration of fraud in a financial statement audit;

•	Detection of illegal acts;

•	The independent auditors’ responsibility under generally accepted auditing standards;

•	Any restriction on audit scope;

•	Significant accounting policies;

•	Significant issues discussed with the national office respecting auditing or accounting issues presented by the engagement;

•	Management judgments and accounting estimates;

•	Any accounting adjustments arising from the audit that were noted or proposed by the auditors but were passed (as immaterial or otherwise);

•	The responsibility of the independent auditors for other information in documents containing audited financial statements;

•	Disagreements with management;

•	Consultation by management with other accountants;

•	Major issues discussed with management prior to retention of the independent auditors;

•	Difficulties encountered with management in performing the audit;

•	The independent auditors’ judgments about the quality of the entity’s accounting principles;

•	Reviews of interim financial information conducted by the independent auditors; and

•	The responsibilities, budget and staffing of the Company’s internal audit function.

•

Satisfying itself that adequate procedures are in place for the review of Noront’s public disclosure of financial information extracted or derived from Noront’s financial statements, other than the annual and interim financial statements and related notes, management’s discussion and analysis, earnings releases and the annual information form and assessing the adequacy of such procedures periodically.

•	Reviewing with the independent auditors and management the adequacy and effectiveness of the financial and accounting controls of Noront.

•

Reviewing the quality and appropriateness of Noront’s accounting policies and the clarity of financial information and disclosure practices adopted by Noront and considering the independent’s auditor’s judgments about the quality and appropriateness of Noront’s accounting principles and financial disclosure practices, as applied in its financial reporting and whether the accounting principles and underlying estimates are common or minority practices.

•

Establishing procedures: (i) for receiving, handling and retaining of complaints received by Noront regarding accounting, internal controls, or auditing matters, and (ii) for employees to submit confidential anonymous concerns regarding questionable accounting or auditing matters.

•	Reviewing with the independent auditors any audit problems or difficulties and management’s response and resolving disagreements between management and the auditors.

•	Making inquires of management and the independent auditors to identify significant, financial and control risks and exposures and assess the steps management has taken to minimize such risk to Noront.

•	Assessing the overall process for identifying principal financial and control risks and providing its views on the effectiveness of this process to the Board.

•	Reviewing the adequacy of Noront’s disaster recovery plan to consider if operations can be resumed as quickly and efficiently as possible following the occurrence of any disaster.

•	Reviewing reports of compliance with Noront’s policies on internal controls.

•	Discussing any earnings guidance provided to analysts and rating agencies.

•	Reviewing any significant tax exposures and tax planning initiatives intended to promote compliance with applicable laws while minimizing tax costs.

•	At least annually obtaining and reviewing a report prepared by the independent auditors describing

(i)	the auditors’ internal quality-control procedures;

(ii)	any material issues raised by the most recent internal quality-control review, or peer review, of the auditors, or by any inquiry of investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and

(iii)	(to assess the auditors’ independence) all relationships between the independent auditors and Noront including each non-audit service provided to the Company.

•	Setting clear hiring policies for partners, employees or former partners and former employees of the independent auditors.

•

Engaging and compensating (for which Noront will provide appropriate funding) independent counsel and other advisors if the Committee determines such advisors are necessary to assist the Committee in carrying out its duties.

•

Reporting disclosure respecting the mandate of the Committee and the Committee’s activities included in Noront’s Management Information Circular prepared for the annual and general meeting of shareholders and Noront’s Annual Information Form.

IV.	Meetings and Other Matters

A majority of the members of the Committee shall constitute a quorum. The time and place at which meetings of the Committee are to be held, and the procedures at such meetings, will be determined from time to time by the Committee. A meeting of the Committee may be called by notice, telephone, facsimile, email or other communication equipment, by giving at least 48 hours notice, provided that no notice of a meeting shall be necessary if all of the members are present either in person or by means of conference telephone or if those absent have waived notice or otherwise signified their consent to the holding of such meeting.

Committee members may participate in a meeting of the Committee by means of conference telephone or other communication equipment.

The Committee shall keep minutes of its meetings which shall be available for review by the Board.

The Committee may appoint any person who need not be a member, to act as the secretary at any meeting.

The Committee may invite such officers, directors and employees of the Corporation and such other advisors and persons as it may see fit, from time to time, to attend the meetings of the Committee.

Any matters to be determined by the Committee shall be decided by a majority of votes cast at a meeting of the Committee called for such purpose. Actions of the Committee may be taken by an instrument or instruments in writing signed by all of the members of the Committee and such actions shall be effective as though they had been decided by a majority of votes cast at a meeting of the Committee called for such purpose.

The Committee shall report its determinations to the Board at the next scheduled meeting of the Board, or earlier if the Committee deems necessary.

The Chair of the Committee should:

(a) provide leadership to the Committee with respect to its functions as described in this mandate and as otherwise may be appropriate, including overseeing the operation of the Committee;

(b) chair meetings of the Committee, unless not present, including in camera sessions, and report to the Board following each meeting of the Committee on the activities and any recommendations of the Committee;

(c) ensure that the Committee meets at least four times per year and otherwise as considered appropriate;

(d) in consultation with the Chairman of the Board and the Committee members, establish dates for holding meetings of the Committee;

(e) set the agenda for each meeting of the Committee, with input from other Committee members, the Chairman of the Board, the Lead Director and any other appropriate persons;

(f) ensure that Committee materials are available to any director upon request;

(g) act as liaison and maintain communication with the Chairman of the Board and the Board to optimize and co-ordinate input from directors, and to optimize the effectiveness of the Committee. This includes reporting to the Board on all decisions of the Committee at the first meeting of the Board after each Committee meeting and at such other times and in such manner as the Committee considers advisable;

(h) report annually to the Board on the role of the Committee and the effectiveness of the Committee in contributing to the effectiveness of the Board;

(i) ensure that the members of the Committee understand and discharge their duties;

(j) foster ethical and responsible decision making by the Committee and its members;

(k) together with the Corporate Governance and Nominating Committee, oversee the structure, composition and membership of, and activities delegated to, the Committee from time to time;

(l) provide to the Committee appropriate information from management to enable the Committee to function effectively and fulfill its mandate;

(m) ensure that resources and expertise are available to the Committee so that it may function effectively and efficiently (including the retention of any outside advisors);

(n) ensure that any outside advisors retained by the Committee are appropriately qualified and independent in accordance with applicable law;

(o) facilitate effective communication between members of the Committee and management, and encourage an open and frank relationship between the Committee and the Independent Auditor;

(p) attend each meeting of shareholders to respond to any questions from shareholders as may be put to the Chair; and

(q) perform such other duties as may be delegated to the Chair by the Board from time to time.

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

Noront shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

1.	Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company;

2.	Compensation of any advisers employed by the Audit Committee; and

3.	Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

SCHEDULE “A”

Independence Requirement of Multilateral Instrument 52-110

A member of the Audit Committee shall be considered “independent”, in accordance with Multilateral Instrument 52-110 - Audit Committees (“MI 52-110”), subject to the additional requirements or exceptions provided in MI 52-110, if that member has no direct or indirect relationship with the Company, which could reasonably interfere with the exercise of the member’s independent judgment. The following persons are considered to have a material relationship with the Company and, as such, can not be a member of the Audit Committee:

1.	an individual who is, or has been within the last three years, an employee or executive officer of the Company;

2.	an individual whose immediate family member is, or has been within the last three years, an executive officer of the Company;

3.	an individual who:

(i)	is a partner of a firm that is the Company’s internal or external auditor;

(ii)	is an employee of that firm; or

(iii)	was within the last three years a partner or employee of that firm and personally worked on the Company’s audit within that time;

4.	an individual whose spouse, minor child or stepchild, or child or stepchild who shares a home with the individual:

(i)	is a partner of a firm that is the Company’s internal or external auditor;

(ii)	is an employee of that firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, or

(iii)	was within the last three years a partner or employee of that firm and personally worked on the Company’s audit within that time;

5.	an individual who, or whose immediate family member, is or has been within the last three years, an executive officer of an entity if any of the Company’s current executive officers serves or served at the same time on the entity’s compensation committee; and

6.	an individual who received, or whose immediate family member who is employed as an executive officer of the Company received, more than $75,000 in direct compensation from the Company during any 12 month period within the last three years, other than as remuneration for acting in his or her capacity as a member of the Board of Directors or any Board committee, or the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service for the Company if the compensation is not contingent in any way on continued service.

In addition to the independence criteria discussed above, any individual who:

(a)	has a relationship with the Company pursuant to which the individual may accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary entity of the Company, other than as remuneration for acting in his or her capacity as a member of the board of directors or any board committee; or as a part-time chair or vice-chair of the board or any board or committee, or

(b)	is an affiliated entity of the Company or any of its subsidiary entities, is deemed to have a material relationship with the Company, and therefore, is deemed not to be independent.

The indirect acceptance by an individual of any consulting, advisory or other fee includes acceptance of a fee by:

1.	an individual’s spouse, minor child or stepchild, or a child or stepchild who shares the individual’s home;

2.	an entity in which such individual is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any subsidiary entity of the Company.

Financial Literacy Under National Instrument 52-110

“Financially literate”, in accordance with NI 52-110, means that the director has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Every audit committee member must be independent, subject to certain exceptions provided in NI 52-110 relating to:

(i)	Controlled companies;

(ii)	Events outside the control of the member;

(iii)	The death, disability or resignation of a member;

(iv)	The occurrence of certain exceptional circumstances; and

(v)	TSX-Venture listed companies.

APPENDIX “B”

NORONT RESOURCES LTD.

2007 INCENTIVE STOCK OPTION PLAN

1. PURPOSE: The purpose of this Stock Option Plan (the “Plan”) is to encourage common stock ownership in Noront Resources Ltd. (the “Company”) by directors, officers, employees (including part time employees employed by the Company for less than (20) hours per weeks) and consultants (including individuals whose services are contracted through a personal holding company) of the Company or any Affiliate, as that term is defined in the Securities Act (Ontario), of the Company or by personal holding companies of any such officers, directors or employees or by registered retirement savings plans established by any such officers, directors or employees (hereinafter referred to as “Optionees”) who are primarily responsible for the management and profitable growth of its business and to advance the interests of the Company by providing additional incentive for superior performance by such persons and to enable the Company to attract and retain valued directors, officers and employees by granting options (the “Options” or “Option”) to purchase common shares of the Company on the terms and conditions set forth in this Plan and any Stock Option Agreements entered into between the Company and the Optionees in accordance with the Plan. Any Options granted to a personal holding company shall be cancelled immediately upon any change in control of such personal holding company, save and except in the event of the death of the principal of such personal holding company, in which case, subject to the terms of the Stock Option Agreement, the provisions of subparagraph 5(f)(iii) shall apply.

2. ADMINISTRATION: The Plan shall be administered by the Board of Directors from time to time of the Company (the “Administrator”). No member of the Board of Directors shall by virtue of such appointment be disentitled or ineligible to receive Options. The Administrator shall have full authority to interpret the Plan and to make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of management, and the decision of the Administrator shall be binding and conclusive. The decision of the Administrator shall be binding, provided that notwithstanding anything herein contained, the Administrator may from time to time delegate the authority vested in it under this clause to the President who shall thereupon exercise all of the powers herein given to the Administrator, subject to any express direction by resolution of the Board of Directors of the Company from time to time and further provided that a decision of the majority of persons comprising the Board of Directors in respect of any matter hereunder shall be binding and conclusive for all purposes and upon all persons. The senior officers of the Company are authorized and directed to do all things and execute and deliver all instruments, undertakings and applications as they in their absolute discretion consider necessary for the implementation of the Plan.

3. NUMBER OF SHARES SUBJECT TO OPTIONS: The Board of Directors of the Company will make available that number of common shares for the purpose of the Plan that it considers appropriate except that the number of common shares that may be issued pursuant to the exercise of Options under the Plan and under any other stock options of the Company shall not exceed 10% of the common shares issued and outstanding (on a non-diluted basis) at any time and from time to time. In the event that Options granted under the Plan, and under any other stock options of the Company which may be in effect at a particular time, are surrendered, terminate or expire without being exercised in whole or in part, new Options may be granted covering the common shares not purchased under such lapsed Options.

4. PARTICIPATION: Options shall be granted under the Plan only to Optionees as shall be designated from time to time by the Administrator and shall be subject to the approval of such regulatory authorities as the Administrator shall designate, which shall also determine the number of shares subject to such Option. Optionees who are consultants of the Company or an Affiliate of the Company must either perform services for the Company on an ongoing basis or provide, or be expected to provide, a service of value to the Company or to an Affiliate of the Company. The Company represents that no option shall be granted to any Employee or Consultant who is not a bona fide Employee or Consultant.

5. TERMS AND CONDITIONS OF OPTIONS: The terms and conditions of each Option granted under the Plan shall be set forth in written Stock Option Agreements between the Company and the Optionee. Such terms and conditions shall include the following as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Administrator:

(a) Number of Shares subject to Option to any one Optionee: The number of shares subject to an Option shall be determined from time to time by the Administrator; but no one Optionee shall be granted an Option which when aggregated with any other options or common shares allotted to such Optionee under the Plan exceeds 5% of the issued and outstanding common shares of the Company (on a non-diluted basis), the total number of Options granted to any one Optionee in any 12 month period shall not exceed 5% of the issued and outstanding common shares of the Company (on a non-diluted basis)(unless the shares of the Company trade on Tier 1 of the TSX Venture Exchange and the Company has obtained disinterested shareholder approval), the total number of Options granted to all Insiders (as defined by the TSX Venture Exchange) in any 12 month period shall not exceed 10% of the issued and outstanding common shares of the Company (on a non-diluted basis). The total number of options granted to any one consultant in any 12 month period shall not exceed 2% of the issued and outstanding common shares of the Company (on a non-diluted basis). The total number of options granted to all persons, including employees, providing investor relations activities to the Company in any 12 month period shall not exceed 2% of the issued and outstanding common shares of the Company (on a non-diluted basis). The Option Price per common share shall be determined in accordance with subparagraph (b) below. Options granted to persons providing investor relations activities must vest over a 12 month period with no more than 25% of the options vesting in any quarter.

(b) Option Price: The Option Price of any shares in respect of which an Option may be granted under the Plan shall be not less than the Market Price less the allowable discount permitted by the TSX Venture Exchange or in accordance with the pricing rules of any other stock exchange on which the common shares of the Company may trade in the future.

In the resolution allocating any Option, the Administrator may determine that the date of grant aforesaid shall be a future date determined in the manner specified by such resolution. The Administrator may also determine that the Option Price per share may escalate at a specified rate dependent upon the year in which any Option to purchase common shares may be exercised by the Optionee. No options granted to Insiders (as defined by the TSX Venture Exchange) may be repriced without the approval of a majority of disinterested shareholders of the Company exclusive of any Insiders.

(c) Payment: The full purchase price of shares purchased under the Option shall be paid in cash upon the exercise thereof. A holder of an Option shall have none of the rights of a stockholder until the shares are issued to him. All common shares issued pursuant to the exercise of Options granted or deemed to be granted under the Plan, will be so issued as fully paid and non-assessable common shares. No Optionee or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any common shares subject to an Option under this Plan, unless and until certificates for such common shares are issued to him or them under the terms of the Plan.

(d) Term of Options: Options may be granted under this Plan exercisable over a period not exceeding five (5) years. Each Option shall be subject to earlier termination as provided in subparagraph (f) below.

(e) Exercise of Options: The exercise of any Option will be contingent upon receipt by the Company at its head office of a written notice of exercise, specifying the number of common shares with respect to which the Option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such common shares with respect to which the Option is exercised. An Option may be exercised in full or in part during any year of the term of the Option as provided in the written Stock Option Agreement; provided however that except as expressly otherwise provided herein or as provided in any valid Stock Option Agreement approved by the Administrator, no Option may be exercised unless that Optionee is then a director and/or in the employ of the Company. This Plan shall not confer upon the Optionee any right with respect to continuance as a director, officer, employee or consultant of the Company or of any affiliate of the Company.

(f) Termination of Options: Any Option granted pursuant hereto, to the extent not validly exercised, and save as expressly otherwise provided herein, will terminate on the earlier of the following dates:

(i) the date of expiration specified in the Stock Option Agreement, being not more than five (5) years after the date the Option was granted;

(ii) the date of termination of the Optionee’s employment or upon ceasing to be a director and/or officer of the Company or up to a period not exceeding three (3) months thereafter for any cause other than by retirement, permanent disability or death unless the Optioneee was retained to provide Investor Relations Activities in which case up to a period not exceeding thirty (30) days thereafter;

(iii) one (1) year after the date of the Optionee’s death during which period the Option may be exercised only by the Optionee’s legal representative or the person or persons to whom the deceased Optionee’s rights under the Option shall pass by will or the applicable laws of descent and distribution, and only to the extent the Optionee would have been entitled to exercise it at the time of his death if the employment of the Optionee had been terminated by the Company on such date;

(iv) three (3) months after termination of the Optionee’s employment by permanent disability or retirement under any Retirement Plan of the Company during which three (3) month period the Optionee may exercise the Option to the extent he was entitled to exercise it at the time of such termination provided that if the Optionee shall die within such three (3) month period, then such right shall be extended to six (6) months following the death of the Optionee and shall be exercisable only by the persons described in subparagraph (f)(iii) hereof and only to the extent therein set forth.

(g) Non-transferability of Options: No Option shall be transferable or assignable by the Optionee other than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him.

(h) Applicable Laws or Regulations: The Company’s obligation to sell and deliver stock under each Option is subject to such compliance by the Company and any Optionee as the Company deems necessary or advisable with all laws, rules and regulations of Canada and the United States of America and any Provinces and/or States thereof applying to the authorization, issuance, listing or sale of securities and is also subject to the acceptance for listing of the common shares which may be issued in exercise thereof by each stock exchange upon which shares of the Company are listed for trading.

6. ADJUSTMENT IN EVENT OF CHANGE IN STOCK: Each Option shall contain uniform provisions in such form as may be approved by the Administrator to appropriately adjust the number and kind of shares covered by the Option and the exercise price of shares subject to the Option in the event of a declaration of stock dividends, or stock subdivisions or consolidations or reconstruction or reorganization or recapitalization of the Company or other relevant changes in the Company’s capitalization (other than issuance of additional shares) to prevent substantial dilution or enlargement of the rights granted to the Optionee by such Option. The number of common shares available for Options, the common shares subject to any Option, and the Option Price thereof shall be adjusted appropriately by the Administrator and such adjustment shall be effective and binding for all purposes of the Plan.

7. ACCELERATION OF EXPIRY DATES. Upon the occurrence of any event, including a reorganization, acquisition, amalgamation or merger (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Company and one or more of its affiliates (as such term is defined in the Securities Act (Ontario)), with respect to which all or substantially all of the persons who were the beneficial owners of the common shares, immediately prior to such reorganization, amalgamation, merger or plan of arrangement do not, following such reorganization, amalgamation, merger or plan of arrangement, beneficially own, directly or indirectly more than 50% of the resulting voting shares on a fully-diluted basis (for greater certainty, this shall not include a public offering or private placement out of treasury) or the sale to a person other than an affiliate of the Company of all or substantially all of the Company’s assets (collectively, a “Change of Control”), all Options shall be deemed to have immediately vested.

8. AMALGAMATION, CONSOLIDATION OR MERGER: If the event that the Company is a consenting party to a Change of Control, outstanding Options shall be subject to the agreement effecting such Change of Control and Optionees shall be bound by such Change of Control agreement. Such agreement, without the Optionees’ consent, may provide for:

(a) the continuation of such outstanding Options by the Company (if the Company is the surviving or acquiring corporation);

(b) the assumption of the Plan and such outstanding Options by the surviving entity; or

(c) the substitution or replacement by the surviving or acquiring corporation or its parent of options with substantially the same terms for such outstanding Options.

The Company may provide in any agreement with respect to any such Change of Control that the surviving, new or acquiring corporation shall grant options to the Optionees to acquire shares in such corporation or its parent with respect to which the excess of the fair market value of the shares of such corporation immediately after the consummation of such Change of Control over the exercise price therefore shall not be less than the excess of the value of the common shares over the Exercise Price of the Options immediately prior to the consummation of such Change of Control.

9. APPROVALS: The obligation of the Company to issue and deliver the common shares in accordance with the Plan is subject to any approvals which may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Company. If any common shares cannot be issued to any Optionee for whatever reason, the obligation of the Company to issue such common shares shall terminate and any Option exercise price paid to the Company will be returned to the Optionee.

10. STOCK EXCHANGE RULES: The rules of any stock exchange upon which the Company common shares are listed shall be applicable relative to Options granted to Optionees.

11. AMENDMENT AND DISCONTINUANCE OF PLAN: Subject to regulatory approval, the Board of Directors may from time to time amend or revise the terms of the Plan or may discontinue the Plan at any time provided however that no such right may, without the consent of the Optionee, in any manner adversely affect his rights under any Option theretofore granted under the Plan.

12. EFFECTIVE DATE AND DURATION OF PLAN: The Plan shall remain in full force and effect from the date of shareholder approval hereof and from year to year thereafter until amended or terminated in accordance with Paragraph 11 hereof and for so long thereafter as Options remain outstanding in favour of any Optionee.

13. REPLACEMENT OF PREVIOUS PLAN: The Plan replaces and supersedes the Plan approved by special resolution of the shareholders of the Company on October 30, 2003.